SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COBALIS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation or Organization)

91-1868007
(I.R.S. Employer Identification No.)

2445 McCabe Way, Suite 150, Irvine, California 92614
(Address of Principal Executive Offices)

Information technology services provided by Mark Rumph; Attorney litigation services provided by Andrew Callari; Attorney litigation services provided by Catherine Rodriguez; Corporate counsel and attorney litigation services provided by David Filler; Clinical trials consulting services provided by Lyndon Mansfield; Attorney litigation services provided by Lewis J. Levey, general corporate administrative support services to Marko Balac and payment pursuant to the terms of a settlement agreement with Marinko Vekovic.

(Full Title of Plans)

Chaslav Radovich
2445 McCabe Way, Suite 150, Irvine, California 92614
(Name and Address of Agent for Service)

(949) 757-0001
(Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	411,080	$0.845	$347,362.60	$37.17

(1) Consists of shares issued pursuant to contracts and corporate resolutions for the following: Information technology services provided by Mark Rumph; Attorney litigation services provided by Andrew Callari; Attorney litigation services provided by Catherine Rodriguez; Corporate counsel and attorney litigation services provided by David Filler; Clinical trials consulting services provided by Lyndon Mansfield; Attorney litigation services provided by Lewis J. Levey, general corporate administrative support services to Marko Balac and payment pursuant to the terms of a settlement agreement with Marinko Vekovic.

(2) Estimated solely for the purpose of estimating the registration fee pursuant to Rule 457(c) promulgated pursuant to the Securities Act of 1933, on the basis of the average of the best bid and ask price of the Registrant's Common Stock as reported on the Over the Counter Bulletin Board on April 10, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The Registrant is offering the following shares of its common stock to the following individuals for their services performed on the Registrant’s behalf. The issuance of these shares is being made to the listed individuals for the services noted pursuant a duly adopted resolution adopted by the Board of Directors on April 11, 2007. The Board has equated the number of these shares to the value of the services provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The agreements providing for the issuance are not qualified under ERISA. The following individuals will receive the number of shares listed next to their names in exchange for the specific services listed:

Recipient	Shares	Services
Mark Rumph	9,046	Information Technology services (July 06 - Feb. 07)
Mark Rumph	2,908	Information Technology services (March 07 - May 07)
Andrew Callari	32,346	Attorney litigation services (balance due)
Andrew Callari	30,612	Attorney litigation services (retainer)
Catherine Rodriguez	22,920	Attorney litigation services (balance due)
Catherine Rodriguez	28,101	Attorney litigation services (retainer)
David Filler	193,821	Corporate counsel and attorney litigation services (balance due)
Lyndon Mansfield	12,755	Clinical trials consulting services
Lewis J. Levey	10,204	Attorney litigation services (retainer)
Marko Balac	9,184	General corporate administrative support services (Jan. 07 - March 07)
Marko Balac	9,184	General corporate administrative support services (April 07 - June 07)
Marinko Vekovic	50,000	Settlement agreement
Total Shares:	411,080

The business development and administrative services for which these shares are being issued are not in connection with any offer or sale of securities in a capital raising transaction and does not directly or indirectly promote or maintain a market for the securities of the Registrant.

Item 2. Registrant Information and Employee Plan Information.

The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of this registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate the following documents by reference in this Registration Statement:

(a) Our latest Quarterly Report on Form 10-QSB for the period ended December 31, 2006, filed with the Securities and Exchange Commission on February 20, 2007;

   (b) Our Registration Statement on Form SB-2 file number 333-140790, filed on February 20, 2007 pursuant to Section 12 of the Exchange Act, and subsequent amendments, in which there is described the terms, rights and provisions applicable to our outstanding common stock; and

(c) All other documents filed by the company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article Six of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
•	for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Our Bylaws and the Nevada Revised Statutes also provide for indemnification of directors and officers against certain liabilities. Pursuant to our Bylaws, our officers and directors are indemnified, to the fullest extent available under Nevada law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us. Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

3.1	Articles of Incorporation*
3.2	Bylaws*
3.3	Amendment to Articles of Incorporation*
3.4	Amendment to Articles of Incorporation **
3.5	Amendment to Articles of Incorporation ***
3.6	Amendment to Articles of Incorporation ****
4.1
Corporate resolution re payment with S-8 shares for: invoices for Information technology services provided by Mark Rumph; Attorney litigation services provided by Andrew Callari; Attorney litigation services provided by Catherine Rodriguez; Corporate counsel and attorney litigation services provided by David Filler; Clinical trials consulting services provided by Lyndon Mansfield; Attorney litigation services provided by Lewis J. Levey, general corporate administrative support services to Marko Balac and payment pursuant to the terms of a settlement agreement with Marinko Vekovic.

4.2	Invoice for services provided by Mark Rumph
4.3	Conversion agreement for invoice with Mark Rumph
4.4	Invoice for services provided by Andrew Callari
4.5	Conversion agreement for invoice with Andrew Callari
4.6	Invoice for services provided by Catherine Rodriguez
4.7	Conversion agreement for invoice with Catherine Rodriguez
4.8	Invoice for services provided by David Filler
4.9	Conversion agreement for invoice with David Filler
4.10	Consulting agreement for services provided by Lyndon Mansfield
4.11	Conversion agreement for invoice with Lyndon Mansfield
4.12	Invoice for services provided by Lewis J. Levey
4.13	Conversion agreement for invoice with Lewis J. Levey
4.14	Invoice for services provided by Marko Balac
4.15	Conversion agreement for invoice with Marko Balac
4.16	Settlement agreement with Marinko Vekovic
5	Opinion of Abrams Garfinkel Margolis Bergson, LLP
23.1	Consent of Abrams Garfinkel Margolis Bergson, LLP*****
23.2	Consent of Kabani & Company
________________________
*	Previously filed as exhibits to Registration Statement on Form 10-SB filed on February 8, 2002
**	Previously filed as exhibit to Form 8-K filed on June 25, 2003
***	Previously filed as exhibit to Form 8-K filed on July 8, 2004
****	Previously filed as exhibit Form 8-K filed on March 1, 2007
****	Contained in its opinion filed as Exhibit 5 to this Registration Statement

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the Company pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The company hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

The company, as the registrant hereunder, and each person whose signature appears below, hereby appoints Chas Radovich as attorney-in-fact, with full power of substitution, to execute, in the name and on behalf of the company and on behalf of each person, individually and in each capacity stated below, one or more post-effective amendments to this Registration Statement as the attorney-in-fact, and to file any such post-effective amendments to this Registration Statement with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Act, the company certifies it has reasonable grounds to believe that the company satisfies all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on this 11th day of April, 2007.

COBALIS CORP., a Nevada corporation

/s/ Gerald Yakatan
Gerald Yakatan Chief Executive Officer

/s/ Chas Radovich
Chas Radovich President, Secretary

/s/ Kevin Pickard
Kevin Pickard Acting Treasurer, Chief Financial Officer

/s/ Ernest Armstrong
Ernest Armstrong Chief Scientific Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 11, 2007, who are members of the Registrant’s board of directors and who shall administer and enforce the Consultant Agreements with the above named individuals.

/s/ Gerald Yakatan	/s/ S. Wayne Kay
Gerald Yakatan Director	S. Wayne Kay Director

/s/ Thomas Stankovich	/s/ Ellen McDonald
Thomas Stankovich Director	Ellen McDonald Director

/s/ Radul Radovich	/s/ Thomas H. Silberg
Radul Radovich Director	Thomas H. Silberg Director

/s/ Kevin Prendiville
Kevin Prendiville Director